Exhibit 10.4
LONESTAR RESOURCES US INC.
CHANGE IN CONTROL SEVERANCE PLAN

I.	PURPOSE
The purpose of this Lonestar Resources US Inc. Change in Control Severance Plan (the “Plan”) is to encourage employees of Lonestar Resources US Inc. (together with any successor, the “Company”) and its subsidiaries to remain in the employ of the Employer by providing, among other things, severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan.

II.	DEFINITIONS
For purposes of this Plan, the following terms shall have the meanings set forth below:
A.“Administrator” means the Committee or any other committee designated by the Board to administer the Plan.
B.    “Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
C.     “Base Salary” means, with respect to any Participant, the Participant’s base salary at the rate in effect on the Participant’s Termination Date, disregarding for this purpose any decrease in base salary that provides a basis for Good Reason.
D.    “Board” means the Board of Directors of the Company.
E.    “Cause” means, with respect to a Participant, the Participant’s (i) refusal to perform substantially the Participant’s duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), which failure remains uncured for thirty (30) days following notice thereof delivered to the Participant by the Employer, (ii) willful engagement in conduct that is materially injurious to the Company or its Affiliate or (iii) commission of a crime or an act of fraud, theft, misappropriation or embezzlement that could reasonably be expected to materially impair the Participant’s ability to substantially perform the Participant’s duties with the Employer. No act of the Participant will be considered “willful” unless it is done by the Participant without a reasonable belief that the act was in the best interests of the Company and its Affiliates.
F.    “Change in Control” means a “Change in Control” as defined in the IAP. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to Section

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409A, the transaction or event with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.
G.     “CIC Protection Period” means the period of time beginning on the first occurrence of the Change in Control and lasting through the two-year anniversary of the occurrence of the Change in Control. The CIC Protection Period shall also include the two and one-half month period before the occurrence of the Change in Control if a Qualifying Termination occurs during such period and the Change in Control occurs.
H.    “CIC Severance Formula” means, with respect to a Participant, the formula set forth in the Participant's Eligibility Notification that is used to determine the amount of severance that the Participant may receive if a Qualifying Termination occurs.
I.    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder, as in effect from time to time.
J.    “Committee” means the Compensation Committee of the Board.
K.    “Effective Date” means the date this Plan was approved by the Board.
L.    “Eligibility Notification” means the agreement delivered by the Company to the Participant informing the Participant of the Participant’s participation in the Plan.
M.    “Employer” means, with respect to a Participant, the Company and its subsidiary that employs the Participant.
N.    “Good Reason” means, with respect to a Participant, the occurrence of any of the following without the Participant’s prior written consent: (i) a material diminution in the Participant’s responsibilities, authority and duties as an employee of the Employer, (ii) a material reduction in Participant’s base salary or target annual bonus opportunity, (iii) a requirement by the Employer that the Participant relocate the Participant’s principal location of employment to a location that is more than fifty (50) miles from the Participant’s principal work location as of the occurrence of the first Change in Control following the Effective Date or (iv) the Company’s failure to cause a Successor to assume the liabilities under this Plan as required under Section VI; provided that with respect to the events described in clauses (i) through (iii), no Good Reason will have occurred unless and until (x) the Participant has provided the Employer, within ninety (90) days of the Participant’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, notice stating with reasonable specificity the applicable facts and circumstances constituting Good Reason, (y) the Participant has provided the Employer with an opportunity to cure, and the Employer has not cured, the same within thirty (30) days after the receipt of such notice and (z) the Participant terminates the Participant’s employment within one-hundred eighty (180) days after the end of the cure period.
O.    “IAP” means the Company’s Amended and Restated 2016 Incentive Award Plan.

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P.    “Qualifying Termination” means, with respect to a Participant, a termination of the Participant’s employment with the Employer by the Employer without Cause or by the Participant for Good Reason, in either case, which occurs during the CIC Protection Period.
Q.    “Section 409A” means Section 409A of the Code.
R.    “Successor” means any employer (whether or not the employer is an Affiliate of the Company) which acquires (through merger, consolidation, reorganization, transfer, sublease, assignment or otherwise) all or substantially all of the business or assets of the Company or of a division or business of the Company.
S.    “Termination Date” means, with respect to a Participant, the date on which a termination of the Participant’s employment is effective.

III.	ELIGIBILITY
The participants in this Plan (“Participants”) are all regular U.S. full-time employees of the Company and its direct and indirect subsidiaries.

IV.	BENEFITS
Upon termination of a Participant’s employment with the Employer for any reason, the Participant will be entitled to receive payment of any earned but unpaid Base Salary and any other amounts or benefits, including accrued paid time off to the extent payable upon termination pursuant to the Employer’s policies, under the Employer’s employee benefit plans, programs or arrangements to which the Participant is entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (collectively, “Accrued Rights”).
If a Participant experiences a Qualifying Termination, then subject to Sections V, VI and VII, the Participant will be entitled to receive the following payments and benefits:
A.    A cash payment, paid in a single installment within thirty (30) days following the Termination Date, equal to the amount determined pursuant to the CIC Severance Formula (the “Severance Payments”);
B.    All unvested equity or equity-based awards under any Company equity compensation plans shall immediately become 100% vested and any stock options or stock appreciation rights shall remain exercisable for the entire regular term thereof (subject to the general terms and conditions of the IAP or successor equity plan); provided that, unless a provision more favorable to the Participant is included in an applicable award agreement or the agreements governing the applicable Change in Control, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

V.	RELEASE OF CLAIMS

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Notwithstanding any provision of this Plan to the contrary, any payments and benefits provided to a Participant under this Plan, other than the Accrued Rights, shall be subject to and contingent upon the Participant’s execution and delivery following the Termination Date of a general waiver and release of claims substantially in the form attached hereto as Exhibit A.

VI.	SUCCESSORS
The Company will require any Successor that does not assume the Employer’s obligations under this Plan by operation of law to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place.

VII.	TAX MATTERS

1.	Withholding
The Employer may deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

2.	Non-Qualified Deferred Compensation
The payments and benefits under this Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be immediately taxable to any Participant under Section 409A, the Administrator may (without any obligation to do so or to indemnify the Participant for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan or the economic benefits of this Plan and (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.
Notwithstanding any provision of this Plan to the contrary, no termination or other similar payments and benefits under this Plan will be payable to a Participant unless the Participant’s termination of employment constitutes a “separation from service” within the meaning of Section 409A (a “Separation from Service”).
Notwithstanding any provision of this Plan to the contrary, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits will not be provided to the Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s

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Separation from Service or (ii) the date of the Participant’s death. As promptly as possible following the expiration of the applicable Section 409A period, all payments and benefits deferred pursuant to the preceding sentence will be paid in a lump sum to a Participant (or the Participant’s estate), and any remaining payments due to the Participant under this Plan will be paid as otherwise provided herein.
A Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

VIII.	DURATION; TERMINATION; AMENDMENT; MODIFICATION
This Plan will become effective on the Effective Date. The Board or the Administrator may amend, modify or terminate this Plan at any time; provided that, except as otherwise provided in Section VII:
A.    No amendment, modification or termination may affect any right of any Participant to claim benefits under this Plan as in effect prior to such amendment, modification or termination with respect to a Termination Date that occurs prior to the date of such amendment, modification or termination; and
B.    This Plan may not be amended or modified in any way that would materially and adversely affect the rights of any Participant who has previously received an Eligibility Notification at any time when a specific transaction that would constitute a Change in Control is being actively considered or negotiated by the Company.
C.    During the CIC Protection Period for a given Participant, this Plan may not be amended or modified in any manner that decreases the payments or benefits payable to the Participant or otherwise adversely affects the Participant’s economic rights or terminated.

IX.	RELATION TO OTHER PLANS
Nothing in this Plan will prevent or limit a Participant’s continuing or future participation in any plan, practice, policy or program provided by the Company or any Affiliate thereof for which the Participant may qualify, nor will anything in this Plan limit or otherwise affect any rights the Participant may have under any contract or agreement with the Company or any Affiliate thereof. Vested benefits and other amounts a Participant is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or any Affiliate thereof shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be. However, the Severance Payments are not intended to duplicate any severance payments or benefits that a Participant may be eligible to receive pursuant to any other plan or arrangement of the Company or any individual employment or severance agreement (collectively, the “Other Arrangements”). In the event the Severance Payment become payable to a Participant pursuant to this Plan, the Participant will be entitled to receive such Severance Payments in lieu of (and the Participant will not receive severance payments or benefits under) the Other Arrangements.

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X.	NOTICES
All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Lonestar Resources US Inc. 111 Boland Street
Suite 300
Fort Worth, Texas 76107
Attention: General Counsel
legal@lonestarresources.com

If to the Participant:	The Participant’s last known address as set forth in the Company’s records.

XI.	ADMINISTRATION
The Plan will be interpreted in accordance with its terms and their intended meanings. However, the Administrator will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion the Administrator determines to be appropriate in its reasonable discretion, and to make any findings of fact needed in the administration of the Plan. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a manner consistent with its intent, as determined in the reasonable discretion of the Administrator. The Administrator may amend the Plan retroactively to cure any such ambiguity.
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EXHIBIT A
Waiver and Release
This Waiver and Release (this “Release”) is granted effective as of the date signed below by [___________] (“Participant”) in favor of Lonestar Resources US Inc. (the “Company”). This is the Release referred to in Article V of that certain Change of Control Severance Plan adopted by the Company effective as of May 15, 2020 (the “Plan”). Capitalized terms not defined in this Release are as defined in the Plan. Participant gives this Release in consideration of the Company’s promises and covenants as recited in the Plan, with respect to which this Release is an integral part. Participant agrees as follows:
1.    Release of the Company. Participant, individually and on behalf of Participant’s successors, assigns, attorneys, and all those entitled to assert Participant’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which Participant ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its affiliates and Participant. It is understood and agreed that this Release is intended to cover all Claims, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Participant has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to Claims for employment discrimination under federal or state law; Claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; Claims for statutory or common law wrongful discharge; Claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; Claims for attorney’s fees, expenses and costs; Claims for defamation; Claims for emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; or Claims under any other applicable federal, state or local laws or legal concepts.
2.    Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Participant agrees that by executing this Release, he or she has released and waived any and all Claims he or she has or may have as of the date of this Release under the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq. Participant acknowledges and agrees that he or she has been, and hereby is, advised by the Company to consult with an attorney prior to executing this Release. Participant further acknowledges and agrees that the Company has offered Participant the opportunity, before executing this Release, to consider this Release for a period of forty-five (45) calendar days; and that the consideration Participant receives for this Release is in addition to amounts to which Participant was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Participant may revoke this Release within seven (7) calendar days from the date of execution hereof. Participant has read and understood the Plan, and it is incorporated herein by reference. Participant was advised in the Plan as to the eligibility factors for the Plan and the time limits applicable to the Plan. Because Participant’s employment is ending as part of a group termination, Participant has received the Older Workers Benefit Protection Act Notice, attached hereto as Appendix A, which includes a list of the job titles and the ages of all employees eligible or selected for the Plan and a list of the ages and job titles of employees in the same job classification or organizational unit who are not eligible or selected for the Plan.
3.    Release of Unknown Claims. Participant understands and agrees that this Release is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, Claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Release. Participant fully understand that if any fact with respect to any matter covered in this Release is found hereinafter to be other than or different from the facts believed by Participant to be true at the time of the execution of this Release, Participant expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in facts.
4.    Limited Exceptions to Release. The only exceptions to this Release of Claims are with respect to (1) Severance Payments under the Plan; (2) such Claims as may arise after the date this Release is executed; (3) any indemnification obligations to Participant under the Company’s bylaws, certificate of incorporation, Texas law or otherwise; (4) Participant’s vested rights under the terms of employee benefit plans sponsored by the Company or its affiliates; (5) an action to challenge the Release of Claims under the Age Discrimination in Employment Act; (6) applicable Workers’ Compensation benefits for occupational injuries or illnesses; and (7) any Claims which the controlling law clearly states may not be released by private agreement. Furthermore, notwithstanding anything herein to the contrary, this Release does not prevent Participant from filing a charge with, or participating in any investigation conducted by, the Equal Employment Opportunity Commission or from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).
5.    Covenant Not to Sue. Participant agrees and covenants not to sue in any local, state or federal court or any other court or tribunal for any Claims released by this Release.
6.    Confidential Information. From and after the Termination Date (as defined in the Plan), Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any secret or confidential information, knowledge or data relating to the Company or any affiliate and their respective businesses, which shall have been obtained by Participant during Participant’s employment by the Company or any affiliate, to anyone other than the Company and those designated by it. Should Participant be contacted or served with legal process seeking to compel Participant to disclose any such information, Participant agrees to notify the General Counsel of the Company immediately, in order that the Company may seek to resist such process if it so chooses. It is understood, however, that the obligations of this Paragraph shall not apply to the extent that the aforesaid matters become generally known to and available for use by the public other than by acts by Participant or Participant’s representatives in violation of the Plan or this Release. In accordance with 18 U.S.C. § 1833, the Company hereby notifies Participant that, notwithstanding anything to the contrary herein: (a) Participant shall not be in breach of this Release, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) if Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney, and may use the trade secret information in the court proceeding, if Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
7.    Non-Admission. The benefits provided under the Plan are not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.
8.    Acknowledgement and Revocation Period. Participant has carefully read this Release, has had the opportunity consult with counsel of Participant’s choice, and is signing it voluntarily and knowingly. In order to be eligible for benefits under the Plan, Participant must sign this Release and return it to the Company’s General Counsel at the address set forth in Article X of the Plan no earlier than the Participant’s Termination Date, and no later than 5:30 p.m. Central Standard Time on 46th day following the later of (i) the date that Participant received this Release or (ii) the Participant’s Termination Date. Participant acknowledges that Participant has had at least forty‑five (45) days from receipt of this Release to review it prior to signing or that, if Participant is signing this Release prior to the expiration of such 45-day period, Participant is waiving his or her right to review the Release for such full 45-day period prior to signing it. Participant has the right to revoke this Release solely with respect to Participant’s release of Claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, each as amended (the “ADEA Release”) within seven (7) days following the date Participant executes it. In order to revoke this ADEA Release, Participant must deliver notice of the revocation in writing to Company’s General Counsel before the expiration of the seven (7) day period. However, if Participant revokes this ADEA Release within such seven (7) day period, no severance payment pursuant to Article IV(A) of the Plan will be payable to Participant under the Plan.
9.    No Revocation After Seven Days. Participant acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period. Participant further acknowledges and agrees that, with the exception of an action to challenge the waiver of Claims under the Age Discrimination in Employment Act, Participant shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Released Party based upon a claim that is covered by the terms of the Release contained herein, without first repaying all monies paid to him or her under the Plan. Furthermore, with the exception of an action to challenge Participant’s ADEA Release, if Participant does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Released Party based upon a Claim that is covered by the Release set forth herein, Participant shall pay to the Company and/or the appropriate Released Party all of their costs and attorneys’ fees incurred in their defense of Participant’s action.]
10.    Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Texas. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
11.    Complete Agreement. This Release and the Plan set forth the entire understanding and agreement between Participant and the Company concerning the subject matter of this Release and supersede and invalidate any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect.
I have read and understood this Release (including the Plan, which incorporated by reference), and I hereby AGREE TO and ACCEPT its terms and conditions.

Participant’s Printed Name

Participant’s Signature

Participant’s Signature Date

Appendix A
Older Workers Benefit Protection Act Disclosure Notice
[To be provided upon termination if applicable.]

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